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    NEWS                           Thistle Group Holdings, Co.
  RELEASE
------------                       Contacts: John F. McGill, Jr., CEO
                                             Pam Cyr, Dir. of Investor Relations
                                             6060 Ridge Avenue
                                             Philadelphia, PA  19128
                                   Phone:    215-483-3777
                                   Fax:      215-483-1038
                                   Web:      RMBgo.com





                        THISTLE GROUP HOLDINGS ANNOUNCES
                   PRELIMINARY RESULTS OF ISSUER TENDER OFFER

PHILADELPHIA, PENNSYLVANIA, June 21, 2002 -- Thistle Group Holdings, Co. (the "Company") (NASDAQ: THTL) announced the preliminary results of its issuer tender offer for up to 1,000,000 shares of its common stock at a set price of $13.00 per share, to the seller in cash without interest, which expired at midnight on the evening of June 20, 2002.

Based on a preliminary count by Alpine Fiduciary Services, Inc., the depositary for the offer, approximately 1,587,000 shares, including approximately 15,000 shares tendered through notice of guaranteed delivery, were properly tendered and not withdrawn. Due to the number of shares tendered, shares tendered will be pro-rated. The Company expects to purchase, subject to final verification, 1,129,000 shares, with an estimated pro-rata factor of approximately 71%. The pro-ration factor will be announced on or about June 26, 2002, following completion of the verification period. The determination of the actual number of shares to be purchased is subject to final confirmation. The pro-ration factor is subject to odd lot preference and conditional tenders. Under the federal securities laws, the Company is permitted to purchase additional shares representing up to 2% of its outstanding common stock. Georgeson Shareholder acted as the Information Agent for the offer.

The Company is a Philadelphia-based unitary thrift holding company whose principal subsidiary is Roxborough Manayunk Bank. At March 31, 2002, the Company had total assets, deposits and stockholders' equity of $740.9 million, $451.9 million, and $84.7 million, respectively.